EXHIBIT 23.2

                                                                    EXHIBIT 23.2


                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP


Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

On April 12, 2002, the Board of Directors of The Estee Lauder Companies Inc. (the "Company"), upon recommendation of its Audit Committee, decided to end the engagement of Arthur Andersen LLP ("Arthur Andersen") as the Company's independent public accountants, effective after Arthur Andersen's review of the Company's financial results for the quarter ended March 31, 2002 and the filing of the Company's Form 10-Q for such quarter, and authorized the engagement of KPMG LLP to serve as the Company's independent public accountants for the fiscal year ending June 30, 2002. For additional information, see the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on April 17, 2002.

After reasonable efforts, the Company has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Company's registration statements (Form S-8 Nos. 33-99554, 333-39237, 333-49606, 333-66851
and 333-72684 and Form S-3 Nos. 333-57520 and 333-85947) and the related prospectuses (the "Registration Statements") of Arthur Andersen's audit report with respect to the Company's consolidated financial statements as of June 30, 2001 and for the two years in the period then ended. Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Annual Report on Form 10-K, which is incorporated by reference into the Registration Statements, without a written consent from Arthur Andersen. As a result, with respect to transactions in the Company's securities pursuant to the Registration Statements that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.